                                                               Exhibit 12.1


                           SLM HOLDING CORPORATION
      RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                            (DOLLARS IN THOUSANDS)


                                                                                                               Three months ended
                                                             Years ended December 31,                               March 31,
                                        ------------------------------------------------------------------    --------------------
                                           1994          1995          1996          1997          1998         1998         1999
                                        ----------    ----------    ----------    ----------    ----------    --------     -------
Pre-tax income from continuing
 operations before adjustment
 for minority interests in
 consolidated subsidiaries              $  591,095    $  504,897    $  600,327    $  759,748    $  750,131    $208,604    $170,387
       Add:   Fixed charges              2,158,947     3,039,522     2,600,048     2,544,584     1,948,995     544,363     463,559
       Less:  Other adjustments                 --        (2,421)         (711)           --            --          --          --
       Less:  Preferred dividends          (16,452)      (16,452)      (16,452)      (18,428)      (23,998)     (6,000)     (5,846)
                                        ----------    ----------    ----------    ----------    ----------    --------    --------
   Total earnings                       $2,733,590    $3,525,546    $3,183,212    $3,285,904    $2,675,128    $746,967    $628,100
                                        ----------    ----------    ----------    ----------    ----------    --------    --------
                                        ----------    ----------    ----------    ----------    ----------    --------    --------

Fixed charges
              Interest expenses         $2,142,495    $3,020,649    $2,582,885    $2,526,156    $1,924,997    $538,363     457,713
              Preferred dividends           16,452        16,452        16,452        18,428        23,998       6,000       5,846
              Other adjustments                 --         2,421           711            --            --          --          --
                                        ----------    ----------    ----------    ----------    ----------    --------    --------
Total fixed charges                     $2,158,947    $3,039,522    $2,600,048    $2,544,584    $1,948,995    $544,363    $463,559
                                        ----------    ----------    ----------    ----------    ----------    --------    --------
                                        ----------    ----------    ----------    ----------    ----------    --------    --------

Ratio of earnings to fixed charges
 and preferred stock dividends                1.27          1.16          1.22          1.29          1.37        1.37        1.35
                                        ----------    ----------    ----------    ----------    ----------    --------    --------
                                        ----------    ----------    ----------    ----------    ----------    --------    --------

Ratio of earnings to fixed charges            1.27          1.16          1.23          1.29          1.38        1.38        1.36
                                        ----------    ----------    ----------    ----------    ----------    --------    --------
                                        ----------    ----------    ----------    ----------    ----------    --------    --------

For purposes of the "earnings" computation, "other adjustments" includes capitalized interest cost.

For purposes of the "fixed charges" computation, "other adjustments" includes capitalized interest cost.